UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 13, 2010

WEST COAST BANCORP

(Exact name of registrant as specified in its charter)

Oregon	0-10997	93-0810577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5335 Meadows Road, Suite 201, Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 684-0884

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

                On January 13, 2010, the Board of Directors of West Coast Bancorp (the “Board”) increased the size of the Board by two and appointed Simon Glick, an affiliate of GF Financial, LLC (“GF Financial”), and John T. Pietrzak, an affiliate of Castle Creek Capital Partners IV, LP (“Castle Creek”) (collectively, the “New Directors”) to serve as directors of the Company, in each case subject to receipt of applicable regulatory approvals.

                The appointment of the New Directors to the Board was, in each case, pursuant to agreements entered into in connection with West Coast Bancorp’s previously announced $155 million private placements in which Castle Creek and GF Financial participated, investing approximately $17.95 million and $15.45 million respectively.  In connection with their participation in the private placements, Castle Creek and GF Financial obtained the right to nominate one person to serve on the Board (and on the board of directors of West Coast Bank), subject to receipt of applicable regulatory approvals, satisfaction of all legal and governance requirements regarding service as a director of West Coast Bancorp and West Coast Bank and approval of the Board and the Board’s Governance and Nominating Committee.  The New Directors are the respective nominees of such investors.  Further description of these agreements and other matters with respect to the October 2009 capital raise are incorporated herein by reference to West Coast Bancorp’s Definitive Proxy Statement filed with the Securities and Exchange Commission on December 14, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST COAST BANCORP
Date: January 20, 2010	By:	/s/ Richard R. Rasmussen
	Name:	Richard R. Rasmussen
	Title:	Executive Vice President, General Counsel and Secretary